Exhibit 99.4

CONSENT OF HAIQING LIN

ZI TOPRUN ACQUISITION CORP.

FORM S-1 REGISTRATION STATEMENT

Consent to be Named as a Director Nominee

Zi Toprun Acquisition Corp.

16800 Aston Street, Suite 275

Irvine, CA 92606

Ladies and Gentlemen:

In connection with the filing by Zi Toprun Acquisition Corp. of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as a nominee to the board of directors of Zi Toprun Acquisition Corp. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated as of 06.26, 2021	/s/ Haiqing Lin
Name: HAIQING LIN

{N0385023 }